Exhibit (n): Consent of Independent Registered Public Accounting Firm for VUL IV/VUL IV — ES NY
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Post-Effective Amendment No. 33 to the Registration Statement on Form N-6, No. 333-44644 of RiverSource® Variable Universal Life IV/RiverSource® Variable Universal Life IV-Estate Series of our report dated April 17, 2014 relating to the financial statements of RiverSource Life Insurance Co. of New York and to the use of our report dated April 21, 2014 with respect to the financial statements of RiverSource of New York Account 8, which appear in such Registration Statement. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ Pricewaterhousecoopers LLP
Minneapolis, Minnesota
April 28, 2014